EXHIBIT 23.2

CONSENT OF WILLIAMSON PETROLEUM CONSULTANTS, INC.

As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission on or about November 21, 2003, of information from our reserves report dated February 21, 2003, entitled “Evaluation of Oil and Gas Reserves to the Interests of Chesapeake Energy Corporation in certain Major-Value Properties in the United States, Effective December 31, 2002, for Disclosure to the Securities and Exchange Commission, Williamson Project 2.8923”. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Williamson Petroleum Consultants, Inc.

Midland, Texas

November 21, 2003